May 2, 2006

Affinity International Corp.
11601 Wilshire Blvd., Suite 1500
Los Angeles, CA 90025

Maxim Group LLC
405 Lexington Avenue
New York, NY 10174

Re: Initial Public Offering

Gentlemen:

The undersigned stockholder, officer and/or director of Affinity International Corp. (“Company”), in consideration of Maxim Group LLC (“Maxim”) entering into a letter of intent (“Letter of Intent”) to underwrite an initial public offering of the securities of the Company (“IPO”) and embarking on the IPO process, hereby agrees as follows (certain capitalized terms used herein are defined in paragraph 11 hereof):

1. If the Company solicits approval of its stockholders of a Business Combination, the undersigned will vote (i) all Insider Shares owned by him in accordance with the majority of the votes cast by the holders of the IPO Shares and (ii) all of the shares that may be acquired by him in the Private Placement, the IPO or in the aftermarket for the Business Combination.

2. In the event that the Company fails to consummate a Business Combination within 18 months from the effective date (“Effective Date”) of the registration statement relating to the IPO (or 24 months under the circumstances described in the prospectus relating to the IPO), the undersigned will take all reasonable actions within his power to cause the Company to liquidate as soon as reasonably practicable. In such event, the undersigned hereby waives any and all right, title, interest or claim of any kind in or to any liquidating distributions by the Company, including, without limitation, any distribution of the Trust Fund (as defined in the Letter of Intent) as a result of such liquidation with respect to his Insider Shares and the Private Placement Shares (“Claim”) and hereby waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Fund for any reason whatsoever. The undersigned agrees to indemnify and hold harmless the Company against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by any vendor that is owed money by the Company for services rendered or products sold but only to the extent necessary to ensure that such loss, liability, claim, damage or expense does not reduce the amount in the Trust Fund (as defined in the Letter of Intent).

Affinity International Corp. Maxim Group LLC	May 2, 2006

3. In order to minimize potential conflicts of interest which may arise from multiple affiliations, the undersigned agrees to present to the Company for its consideration, and not to any other person or entity unless the opportunity is rejected by the Company, those opportunities to acquire an operating company the undersigned reasonably believes are suitable opportunity for the Company, until the earlier of the consummation by the Company of a Business Combination, the liquidation of the Company or until such time as the undersigned ceases to be an officer or director of the Company, subject to any fiduciary obligations the undersigned might have.

4. The undersigned acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders unless the Company obtains an opinion from an independent investment banking firm reasonably acceptable to Maxim that the business combination is fair to the Company’s stockholders from a financial perspective.

5. Neither the undersigned, any member of the family of the undersigned, nor any Affiliate of the undersigned will be entitled to receive and will not accept any compensation for services rendered to the Company prior to the consummation of the Business Combination; provided that (i) the undersigned shall be entitled to receive (a) reimbursement from the Company for his out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination and (b) if, at any time following a Business Combination, the publicly-traded Common Stock of the Company reaches a volume weighted average trading price of $6.60 per share for each day during any five trading day period, the undersigned, together with the Company’s other stockholders (prior the IPO), will be issued, collectively, five-year warrants for the purchase of an aggregate of 200,000 shares of the Company’s Common Stock for $.10 per share and if, following a Business Combination, the Company’s publicly-traded Common Stock reaches a volume weighted average trading price of $7.20 per share for each day during any five trading day period, the undersigned, together with the Company’s other stockholders (prior the IPO), will be issued, collectively, five-year warrants for the purchase of an aggregate of 227,000 shares of the Company’s Common Stock for $.10 per share and (ii) commencing on the Effective Date, Silverback Books, Inc. (“Related Party”) shall be allowed to charge the Company $7,500 per month to compensate it for the Company’s use of Related Party’s offices, utilities and personnel.

6. Neither the undersigned, any member of the family of the undersigned, or any Affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the family of the undersigned or any Affiliate of the undersigned originates a Business Combination.

Affinity International Corp. Maxim Group LLC	May 2, 2006

7. The undersigned will escrow his Insider Shares for the three-year period commencing on the Effective Date subject to the terms of a Stock Escrow Agreement which the Company will enter into with the undersigned and an escrow agent acceptable to the Company.

8. In the event any of the holders of the IPO Shares exercise its right to convert its IPO Shares to cash, the undersigned and certain other of the stockholders of the Company prior to the IPO have agreed that, in order to partially offset the resulting dilution to the non-converting holders of the IPO Shares, they shall surrender to the Company, prior to the consummation of the Business Combination, up to an aggregate of 22,156 of their shares of Common Stock of the Company (as determined by the Company and Maxim in their sole discretion based upon the numbers of IPO Shares converted) and the undersigned has agreed to surrender to the Company, prior to the consummation of the Business Combination, his pro-rata share of such 22,156 shares of Common Stock of the Company (calculated based on the percentage ownership of the Company of such surrendering stockholders of the Company prior to the IPO and the Private Placement in comparison to the percentage ownership of all of the surrendering stockholders in the aggregate).

9. The undersigned agrees to be the Chief Operating Officer and a director of the Company until the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. The undersigned’s biographical information furnished to the Company and Maxim and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to the undersigned’s background and contains all of the information required to be disclosed pursuant to Section 401 of Regulation S-K, promulgated under the Securities Act of 1933.  The undersigned’s Questionnaire previously furnished to the Company and Maxim is true and accurate in all respects.  The undersigned represents and warrants that:

(a) he is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b) he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

(c) he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

Affinity International Corp. Maxim Group LLC	May 2, 2006

10. The undersigned has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as the Chairman of the Board and Chief Executive Officer of the Company.

11. The undersigned authorizes any employer, financial institution, or consumer credit reporting agency to release to Maxim and its legal representatives or agents (including any investigative search firm retained by Maxim) any information they may have about the undersigned’s background and finances (“Information”).  Neither Maxim nor its agents shall be violating the undersigned’s right of privacy in any manner in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection.

12. As used herein, (i) a “Business Combination” shall mean an acquisition by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise, of an operating business in the publishing industry located in the United States selected by the Company; (ii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the Private Placement; (iii) “Insider Shares” shall mean all of the shares of Common Stock of the Company owned by an Insider prior to the IPO and the Private Placement; (iv) “IPO Shares” shall mean the shares of Common Stock issued in the Company’s IPO, (v) “Private Placement Shares” shall mean the shares of Common Stock underlying the 250,000 units issued in the Company’s private placement effected prior to the IPO and (vi) “Private Placement” shall mean the Company’s private placement effected prior to the IPO.

Affinity International Corp. Maxim Group LLC	May 2, 2006

13. The undersigned hereby agrees that (i) this letter agreement shall replace and supersede the letter agreement between the undersigned, the Company and Maxim dated September 30, 2005 and (ii) any action, proceeding or claim against the undersigned arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The undersigned hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum.

By: /s/ Peter Dombrowski
Peter Dombrowski

Affinity International Corp. Maxim Group LLC	May 2, 2006

EXHIBIT A

Peter Dombrowski. Mr. Dombrowski has been our chief operating officer and a director since inception in August 2005. He is the publisher and CEO of Silverback Books, Inc., a San Francisco and Los Angeles-based cookbook publisher he founded in 1999. From 1996 to 1999, Mr. Dombrowski was the general manager of Bristol Publishing, a publisher of cookbooks based in northern California. From 1993 to 1996, Mr. Dombrowski was the Vice President of Sales for Affinity Communications Corp. From 1983 to 1993, Mr. Dombrowski was president and chief executive officer of Neal’s Plant Exchange. Prior to 1983, Mr. Dombrowski held a number of senior level positions overseas with major multinational corporations including: From 1975 to 1983, he served as President Directeur General (Chairman of the Board and President) of DAGBAR S.A, a French subsidiary of Lawry’s Foods; managing director of Lawry’s Foods Europe from 1975 to 1983; and assistant vice president of marketing for the consumer products group of W.R. Grace & Co. headquartered in Paris from 1965 to 1975. Mr. Dombrowski holds an MBA in Foreign Trade from Thunderbird, the Garvin School of International Management and a BA in Economics from San Francisco State University.